Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

May 29, 2008

Patrick Industries, Inc.

107 West Franklin

Elkhart, Indiana 46515

Re: Registration Statement on Form S-3 Filed by Patrick Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel for Patrick Industries, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), which includes a prospectus (the “Prospectus”) to be furnished to shareholders of the Company in connection with the issuance by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, without par value (“Common Stock”), of the Company (the “Rights Offering”). The Registration Statement relates to 954,993 shares (the “Rights Shares”) of Common Stock that may be issued and sold by the Company upon exercise of the Rights.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the opinions expressed herein, we have examined and considered a copy of the resolutions duly adopted by the Board of Directors of the Company approving the Registration Statement and such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In addition, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that (1) the Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (2) the Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Prospectus, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are limited to the Indiana Business Corporation Law and the federal securities laws of the United States, which in our experience are generally applicable to opinions of this type. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to all references to our firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP